Lumber Liquidators Announces Second Quarter 2014 Financial Results And Reiterates Full Year 2014 Outlook

~ Net Sales Increased 2.3% to $263.1 Million

~~ Net Income of $16.6 Million, or $0.60 per Diluted Share

TOANO, Va., July 30, 2014 /PRNewswire/ -- Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the second quarter and six months ended June 30, 2014.

Second Quarter Results

Net sales increased $6.0 million, or 2.3%, to $263.1 million in the second quarter of 2014 from $257.1 million in the second quarter of 2013. In comparable stores, net sales decreased 7.1% in the second quarter of 2014. The Company's average sale declined 1.8% in the second quarter of 2014, indicating a 5.3% decrease in the number of customers invoiced. Reduced customer traffic has coincided with certain weak macroeconomic trends and has remained particularly low in geographic areas most severely impacted by the unusually harsh winter weather. Additionally, constrained inventory levels in certain key merchandise categories reduced the conversion of customer interest into invoiced sales. The Company estimates an aggregate net sales shortfall in the second quarter of up to $18 million in those products impacted. Non-comparable store net sales increased $24.1 million and included net sales from 13 new stores opened during the second quarter of 2014.

Gross margin was 40.4% in the second quarter of 2014 compared to 41.3% in the second quarter of 2013 due primarily to adverse net shifts in sales mix, greater discounting at the point of sale and higher net transportation costs.

Selling, general and administrative ("SG&A") expenses in the second quarter of 2014 increased $6.1 million, or 8.3%, to $79.1 million primarily due to higher advertising, occupancy, legal and professional expenses. SG&A expenses were 30.1% of net sales in the second quarter of 2014, up from 28.4% of net sales in the second quarter of 2013.

Net income decreased 18.7% to $16.6 million, or $0.60 per diluted share, in the second quarter of 2014 from $20.4 million, or $0.73 per diluted share, in the second quarter of the prior year.

Cash and cash equivalents at June 30, 2014 totaled $48.1 million compared with $84.7 million at June 30, 2013 and $80.6 million at December 31, 2013.

Robert M. Lynch, President and Chief Executive Officer, commented, "Our second quarter net sales and earnings per diluted share were in-line with our revised expectations communicated earlier this month. Despite the challenges we faced in the second quarter and results that were not at the level we would have hoped, our value proposition is as strong and relevant as ever to our customers. We remain focused on continuous improvement across our operations and implementing our multi-year strategic initiatives to position the Company for long-term growth."

First Six Months Results

Net sales increased 4.5% to $509.4 million in the first six months of 2014 from $487.5 million in the first six months of 2013. Comparable store net sales decreased 4.0% for the first half of 2014. Non-comparable store net sales increased $41.4 million over the prior year. The Company opened 26 new stores during the first six months of 2014 and as of June 30, 2014, operated 344 stores in 46 states and Canada.

Gross margin decreased to 40.7% for the first six months of 2014 from 40.8% in the same period of 2013. SG&A expenses were 31.0% of net sales for the first half of 2014, compared to 28.8% of net sales for the first half of 2013.

Net income decreased 16.3% to $30.3 million, or $1.09 per diluted share, in the first half of 2014 compared to $36.2 million, or $1.30 per diluted share, in the first half of the prior year.

Company Outlook

The Company has reiterated its outlook for the full year 2014 released earlier this month and expects the following:

  Net sales in the range of $1.05 billion to $1.10 billion.
  Change in comparable store net sales in the low single digits, either positive or negative.
  The opening of a total of 33 to 37 new store locations in the expanded showroom format.
  The remodeling of a total of 15 to 20 existing stores in the expanded showroom format, from a previous range of 25 to 30 existing stores.
  Capital expenditures between $80 million and $85 million, including up to $50 million for supply chain investments, from a previous range of $80 million to $90 million.
  Earnings per diluted share in the range of $2.65 to $3.00 based on a diluted share count of 27.6 million shares, which is exclusive of any future impact of the stock repurchase program.

Mr. Lynch concluded, "We continue to invest record capital into the infrastructure that enables us to deliver on our value proposition and our long-term growth plans, with the expansion of our distribution capacity progressing as planned. Further, we are executing our real estate strategy and remain confident in our ability to expand our store base. Overall, our team is focused and motivated, and we are positioned well to capture share in our highly fragmented market. We expect to drive growth in the second half of the year and set the stage for operating margin expansion in 2015 and beyond."

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, July 30, 2014, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through August 6, 2014 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 13585249. The live conference call and replay may also be accessed via audio webcast at the Investor Relations section of the Company's website, www.lumberliquidators.com.

About Lumber Liquidators

In its 20th year and with more than 345 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. Lumber Liquidators features more than 350 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in-stock and ready for delivery.

With premier brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House.

For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD. You can also follow the company on Facebook and Twitter, and learn more about its corporate giving program at LayItForward.LumberLiquidators.com.

Forward-Looking Statements

This press release and accompanying financial tables may contain "forward-looking statements" within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "thinks," "estimates," "seeks," "predicts," "could," "projects," "potential" and other similar terms and phrases, are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements in this press release may include, without limitation, statements regarding sales growth, comparable store net sales, impact of cannibalization, price changes, earnings performance, stock-based compensation expense, margins, return on invested capital, strategic direction, the demand for the Company's products, and store openings. The Company's actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rate; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company's suppliers; the availability of sufficient suitable hardwood; the strength of the Company's competitors and their ability to increase their market share; slower growth in personal income; changes in business and consumer spending; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the impact weather may have on customer traffic and sales; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2013.

For further information contact:

Lumber Liquidators Investor Relations
Ashleigh McDermott
Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets (in thousands, except share data)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$ 48,062	$ 80,634
Merchandise Inventories	272,740	252,428
Prepaid Expenses	6,171	6,229
Other Current Assets	15,591	12,916

Total Current Assets	342,564	352,207
Property and Equipment, net	100,628	65,947
Goodwill	9,693	9,693
Other Assets	1,678	1,712

Total Assets	$ 454,563	$ 429,559

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts Payable	$ 66,211	$ 56,327
Customer Deposits and Store Credits	31,256	22,377
Accrued Compensation	3,918	11,709
Sales and Income Tax Liabilities	4,451	4,878
Other Current Liabilities	23,493	11,709

Total Current Liabilities	129,329	107,000

Deferred Rent	5,562	4,169
Deferred Tax Liability	9,374	9,061

Stockholders' Equity:
Common Stock ($0.001 par value; 35,000,000 shares authorized; 27,282,138 and 27,557,570 shares outstanding, respectively)	30	30
Treasury Stock, at cost (2,558,013 and 2,133,307 shares, respectively)	(123,889)	(85,382)
Additional Capital	173,365	164,581
Retained Earnings	260,963	230,662
Accumulated Other Comprehensive Loss	(171)	(562)

Total Stockholders' Equity	310,298	309,329

Total Liabilities and Stockholders' Equity	$ 454,563	$ 429,559

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income (in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net Sales	$ 263,085	$ 257,111	$ 509,376	$ 487,530
Cost of Sales	156,847	151,032	301,851	288,453

Gross Profit	106,238	106,079	207,525	199,077

Selling, General and Administrative Expenses	79,066	72,992	157,932	140,582

Operating Income	27,172	33,087	49,593	58,495

Other (Income) Expense	70	(150)	164	(360)

Income Before Income Taxes	27,102	33,237	49,429	58,855

Provision for Income Taxes	10,495	12,815	19,128	22,652

Net Income	$ 16,607	$ 20,422	$ 30,301	$ 36,203

Net Income per Common Share—Basic	$ 0.61	$ 0.74	$ 1.10	$ 1.32

Net Income per Common Share—Diluted	$ 0.60	$ 0.73	$ 1.09	$ 1.30

Weighted Average Common Shares Outstanding:
Basic	27,384,255	27,535,034	27,452,470	27,374,164
Diluted	27,610,969	27,973,457	27,721,161	27,879,428

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (in thousands)

(unaudited)

	Six Months Ended June 30,
	2014	2013

Cash Flows from Operating Activities:
Net Income	$ 30,301	$ 36,203
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	7,085	5,595
Stock-Based Compensation Expense	2,777	2,633
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(20,462)	(23,921)
Accounts Payable	3,509	(1,957)
Customer Deposits and Store Credits	8,899	4,568
Prepaid Expenses and Other Current Assets	(2,470)	(4,202)
Other Assets and Liabilities	(1,551)	4,819

Net Cash Provided by Operating Activities	28,088	23,738

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(28,269)	(6,767)

Net Cash Used in Investing Activities	(28,269)	(6,767)

Cash Flows from Financing Activities:
Payments for Stock Repurchases	(38,507)	(14,637)
Proceeds from the Exercise of Stock Options	2,644	6,744
Excess Tax Benefit from Stock-Based Compensation	3,236	11,794

Net Cash (Used in) Provided by Financing Activities	(32,627)	3,901

Effect of Exchange Rates on Cash and Cash Equivalents	236	(375)

Net (Decrease) Increase in Cash and Cash Equivalents	(32,572)	20,497
Cash and Cash Equivalents, Beginning of Period	80,634	64,167

Cash and Cash Equivalents, End of Period	$ 48,062	$ 84,664

Lumber Liquidators Holdings, Inc.

Other Supporting Schedules (dollars in thousands)

(unaudited)

The tables below reflect a segregation of those stores the Company believes were impacted by weather or Hurricane Sandy from all other stores when comparing second quarter and first half of 2014 net sales and the percentage change to the second quarter and first half of 2013:

	Three Months Ended June 30, 2014
	All Stores	All Other Stores	Stores Significantly Impacted by Weather[1]	Hurricane Sandy Stores[2]

Number of stores at June 30, 2014	344	206	131	7

Net sales	$ 263,085	$ 163,882	$ 93,176	$ 6,027
Percentage increase (decrease)	2.3%	5.5%	0.4%	(32.5)%
		percentage increase (decrease)
Comparable stores[3]:
Net sales	(7.1)%	(2.1)%	(12.9)%	(32.5)%

Customers invoiced[4]	(5.3)%	(1.9)%	(9.6)%	(25.7)%
Average sale[5]	(1.8)%	(0.2)%	(3.3)%	(6.8)%

	Six Months Ended June 30, 2014
	All Stores	All Other Stores	Stores Significantly Impacted by Weather[1]	Hurricane Sandy Stores[2]

Number of stores at June 30, 2014	344	206	131	7

Net sales	$ 509,376	$ 316,545	$ 181,181	$ 11,650
Percentage increase (decrease)	4.5%	9.7%	0.5%	(37.7)%
		percentage increase (decrease)
Comparable stores[3]:
Net sales	(4.0)%	2.8%	(11.4)%	(37.7)%

Customers invoiced[4]	(4.3)%	0.0%	(9.0)%	(29.0)%
Average sale[5]	0.3%	2.8%	(2.4)%	(8.7)%

_________________

[1] Segregation of those stores the Company believes were significantly impacted by the unusually severe weather is consistent with that presented in the first quarter of 2014, except that those stores impacted by Hurricane Sandy are further segregated.

[2] Includes store locations serving communities that were impacted by Hurricane Sandy and benefited net sales from the fourth quarter of 2012 through the third quarter of 2013.

3A store is generally considered comparable on the first day of the thirteenth full calendar month after opening.

[4] Change in number of customers invoiced is calculated by applying our average sale to total net sales at comparable stores.

[5]Average sale, calculated on a total company basis, is defined as the average invoiced sale per customer, measured on a monthly basis and excluding transactions of less than $250 (which are generally sample orders, or add-ons or fill-ins to previous orders) and of more than $30,000 (which are usually contractor orders).

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